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Exhibit 99.4

CONSENT OF LEHMAN BROTHERS

        We hereby consent to the inclusion and description of our opinion letter dated November 16, 2004 to the Board of Directors of Kmart Holding Corporation included as Annex C to the Joint Proxy Statement-Prospectus which forms part of the Registration Statement on Form S-4 of Sears Holdings Corporation and the references to our firm in such Joint Proxy Statement-Prospectus under the headings "The Mergers—Background of the Mergers," "The Mergers—Kmart's Reasons for the Kmart Merger; Recommendation of the Kmart Merger by the Kmart Board of Directors" and "The Mergers—Opinion of Kmart's Financial Advisor."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

LEHMAN BROTHERS INC.

New York, New York
January 31, 2005

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  Exhibit 99.4